                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of November 4, 1995 ("Agreement") among Pratt & Lambert United, Inc., a New York corporation ("Company") which was formed under the name "Pratt & Lambert", The Sherwin-Williams Company, an Ohio corporation ("Buyer"), and SWACQ, Inc., a New York corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

         WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and Company have each determined that it is in the best interests of their respective shareholders for Buyer to acquire all of the outstanding capital stock of Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in furtherance of such acquisition, it is proposed that Buyer, through Merger Subsidiary, shall make a cash tender offer ("Offer") to acquire all of the issued and outstanding shares of the common stock, par value $.01 per share, of Company ("Common Stock"), together with the Rights (as such term is defined in Section 6.07) ("Share(s)") for $35.00 per Share, net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

         WHEREAS, the Board of Directors of Company has approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

         WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Buyer, Merger Subsidiary and Company have each approved the merger of Merger Subsidiary with and into Company in accordance with the Business Corporation Law of the State of New York ("New York Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, (a) Buyer and Merger Subsidiary are unwilling to enter into this Agreement unless, simultaneously with the execution and delivery of this Agreement, certain shareholders of Company enter into a stock option, pledge and security agreement ("Stock Option Agreement") among Buyer, Merger Subsidiary and certain shareholders of Company providing for, among other things, (i) the grant to Buyer and Merger Subsidiary of an irrevocable option to purchase the Shares specified in the Stock Option Agreement and all Shares acquired by those shareholders in the future prior to the Effective Time (as such term is defined in Section 2.01(b)) ("Option Shares"), and (ii) the tender by such shareholders, in response to the Offer, of all Option Shares, all upon the terms and subject to the conditions set forth in the Stock Option Agreement, and (b) the Board of Directors of Company has approved Buyer and Merger Subsidiary entering into the Stock Option Agreement, which is to be executed simultaneously with the execution hereof.



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         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Buyer, Merger Subsidiary and Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

         SECTION 1.01 The Offer.   (a)     Provided that nothing shall have
occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Buyer, through Merger Subsidiary, shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence the Offer to purchase all of the outstanding Shares at a price of $35.00 per Share ("Offer Price"), net to the seller in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax laws and regulations. The consummation of the Offer shall be subject only to (i) the condition that there shall be validly tendered and not withdrawn, in accordance with the terms of the Offer and prior to the expiration date of the Offer, a number of Shares which represents at least two-thirds of the Shares outstanding on a fully diluted basis ("Minimum Condition"), and (ii) the other conditions set forth in Annex I hereto. Buyer expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer (other than extending the Offer except as expressly provided below in this Section 1.01(a)); provided that no change may be made which (i) changes the form of consideration to be paid or decreases the Offer Price or the number of Shares sought in the Offer, (ii) imposes conditions to the Offer in addition to those set forth in Annex I or
(iii) is materially adverse to the holders of the Shares. Notwithstanding the foregoing, Buyer shall extend the Offer at any time up to the Outside Termination Date (as such term is defined in Section 10.01(iv)) for one or more periods of not more than ten business days, if at the initial expiration date of the Offer, or any extension thereof, the condition to the Offer requiring the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), is not satisfied. Except as set forth in the preceding sentence and the following sentence or as otherwise may be required by law, Buyer shall either (i) accept for payment, not later than 5:00 p.m. New York time on December 31, 1995 all Shares validly tendered and not withdrawn on or prior to such date, or (ii) cause the Offer to be extended so as to expire not earlier than 5:00 p.m. New York time on January 5, 1996. In addition: (i) Buyer may extend the Offer, at any time up to the Outside Termination Date for one or more periods of not more than ten business days, if any condition of the Offer has not been satisfied;
(ii) Buyer shall have the right to extend the Offer at any time, for any reason, for a period not to exceed ten business days provided such extension shall not
(y) extend beyond the Outside Termination Date or (z) be permitted if all conditions to the Offer have been satisfied and at least 90% of the outstanding Shares, on a fully diluted basis, have been validly tendered and not withdrawn; and (iii) Buyer may extend the Offer for incremental periods of not more than ten business days if at the time of any such extension



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an Acquisition Proposal (as such term is defined in Section 6.05) exists. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Company. Subject to the terms and conditions of the Offer, Buyer shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

         (b) As soon as practicable on the date of commencement of the Offer, Buyer and Merger Subsidiary shall file (i) with the Securities and Exchange Commission ("SEC"), a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (together with any supplements or amendments thereto, collectively, the "SEC Offer Documents") and (ii) with the Attorney General of the State of New York, a Registration Statement (together with any supplements or amendments thereto, collectively, the "New York Disclosure Documents") in accordance with Article 16 ("Security Takeover Disclosure Act") of the New York Law. (The SEC Offer Documents and the New York Disclosure Documents are collectively referred to herein as the "Offer Documents".) Buyer, Merger Subsidiary and Company agree to correct promptly any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer and Merger Subsidiary agree to take all steps necessary to cause the Offer Documents as so amended and corrected to be filed with the SEC and the Attorney General for the State of New York and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws or the Security Takeover Disclosure Act. Company and its counsel shall be given a reasonable opportunity to review and comment on Schedule 14D-1 prior to it being filed with the SEC and shall be promptly advised of any comments provided or information requested by the staff of the SEC and afforded the opportunity to comment on any related correspondence.

         SECTION 1.02 Company Action.  (a)  Company hereby consents to the
Offer and the Merger and represents that its Board of Directors (at meetings duly called and held ), has: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as such term is defined in Section 2.01), are fair to and in the best interest of Company and its shareholders; (ii) approved, including by a majority of Disinterested Directors (as such term is defined in Article Ninth of Company's Restated Certificate of Incorporation), this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full the requirements of the New York Law and the provisions of the Restated Certificate of Incorporation of Company subject to requisite shareholder approval; (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders; and
(iv) taken all other action necessary to render (x) Section 912 of the New York Law and any other state takeover statutes and (y) the Rights Agreement dated as of January 31, 1989 between Company and Mellon Securities Trust Company as Rights Agent ("Rights Agreement") inapplicable to this Agreement, the Offer, the Merger, the Stock Option



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Agreement and any purchase of Shares by Buyer or Merger Subsidiary pursuant to the Stock  Option Agreement and this Agreement.

         (b) Company represents that its Board of Directors (i) has, in accordance with the Shareholder Agreement among certain former shareholders of United Coatings, Inc., Pratt & Lambert, Inc., and Raymond D. Stevens, Jr., Joseph J. Castiglia and James R. Boldt dated February 25, 1994 ("Shareholder Agreement"), adopted a resolution approving the transactions contemplated in this Agreement and the Stock Option Agreement, and (ii) approved Buyer's commencement of negotiations with the parties to the Stock Option Agreement with respect to the Stock Option Agreement and any subsequent purchase of Option Shares pursuant to that agreement and this Agreement. Company further represents that Merrill Lynch, Pierce, Fenner & Smith Incorporated, as financial advisor to Company, has delivered to Company's Board of Directors its oral opinion that, as of the date of such opinion, the cash consideration to be received by the Shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view. In connection with the Offer, Company will promptly furnish Buyer with a list of Company's shareholders, mailing labels and any available listing or computer file containing the names and addresses of all holders of record of Shares and lists of securities positions of Shares held in stock depositories, and any list of non-objecting beneficial holders of Shares maintained by Company, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Buyer or Merger Subsidiary may reasonably request in connection with the Offer.

         (c) As soon as practicable on the day that the Offer is commenced, Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9") which, subject to the fiduciary duties of Company's Board of Directors, shall reflect that Company's Board of Directors recommends acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. Company, Buyer and Merger Subsidiary agree to correct promptly any information provided by them for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC, and shall be promptly advised of any comments provided or information requested by the staff of the SEC and afforded the opportunity to comment on any related correspondence and participate in any discussion with the staff of the SEC.

         SECTION 1.03 Directors. (a) Commencing upon the purchase of Shares pursuant to the Offer or the Stock Option Agreement and from time to time thereafter, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on Company's Board of Directors that equals the product of (i) the total number of directors on



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Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that (A) the sum of
(x) the number of Shares owned by Buyer and Merger Subsidiary (including Shares accepted for payment in the Offer, provided funds therefor have been deposited with the Depositary (as such term is defined in Section 2.03(a)) and (y) the number of Option Shares, represents of (B) the total number of Shares outstanding, and Company shall take all action necessary to cause Buyer's designees to be elected or appointed to Company's Board of Directors including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on Company's Board of Directors on each committee of the Board (other than any committee of the Board established to take action under this Agreement), and each board of directors, and each committee thereof, of each Subsidiary (as such term is defined in Section 4.01).

         (b) Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended ("Exchange Act"), and Rule 14f-1 promulgated thereunder. Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the
Schedule 14D-9 such information with respect to Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

         (c) From and after the time, if any, that any of Buyer's designees are appointed to Company's Board of Directors pursuant to this Section 1.03, any amendment of this Agreement, any termination of this Agreement by Company, any extension of time for performance of any of the obligations of Buyer or Merger Subsidiary hereunder, any waiver of any condition to the obligations of Company or any of Company's rights hereunder or other action by Company hereunder may be effected only by the action of a majority of the directors of Company then in office who were directors of Company on the date hereof (or their successors designated as set forth below), which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of Company. Notwithstanding the foregoing, until the Effective Time, Company shall use reasonable efforts to retain as members of its Board of Directors at least two directors who are directors of Company on the date hereof ("Company Designees"); in the event of the resignation of any or all of Company Designees, the remaining Company Designees (or, if no other Company Designee shall remain on the Board, the last resigning Company Designee) shall have the right to appoint a successor or successors to serve as Company Designees. Buyer and Merger Subsidiary shall cause each such appointment to become effective. Nothing in



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this Section 1.03(c) shall prohibit, or be construed to prohibit, any of
Buyer's designees from voting on any matter described in Section 10.02(b).


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged ("Merger") with and into Company in accordance with the New York Law, whereupon the separate existence of Merger Subsidiary shall cease, and Company shall be the surviving corporation ("Surviving Corporation").

         (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Company and Merger Subsidiary will file a certificate of merger with the Department of State of the State of New York and make all other filings or recordings required by the New York Law in connection with the Merger. The Merger shall become effective on the date the certificate of merger is duly filed with the Department of State of the State of New York or at such later date as is specified in the certificate of merger ("Effective Time").

         (c) From and after the Effective Time, Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of Company and Merger Subsidiary, as provided in the New York Law.

         SECTION 2.02 Conversion of Shares.  At the Effective Time:

                 (i) each share of Company treasury stock and each Share owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

                 (ii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in
                          Section 2.02(i) or as provided in Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $35.00 in cash or any higher price paid for each Share in the Offer, without interest ("Merger Consideration"); and

                 (iii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall



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                          constitute the only outstanding shares of capital
                          stock of Surviving Corporation.

         SECTION 2.03 Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint a depositary ("Depositary") for the purpose of exchanging
certificates representing Shares for the Merger Consideration.   Depositary
shall at all times be a commercial bank having a combined capital and surplus of at least $100,000,000. Buyer will pay to Depositary, immediately prior to the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be so paid, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause Depositary to send, but in no event later than three business days after the Effective Time, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to Depositary).

         (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to Depositary of a certificate or certificates properly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

         (c) If any portion of the Merger Consideration is to be paid to a Person (as hereinafter defined) other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of Depositary that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a joint venture, a limited liability company, a partnership, an association, an unincorporated organization, a group, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

         (e) Any portion of the Merger Consideration paid to Depositary pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has



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not exchanged his Shares for the Merger Consideration in accordance with this
Section prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer, Merger Subsidiary and Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holder of Shares on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of any claims or interest of any Person previously entitled thereto.

         (f) Notwithstanding Section 2.03(e) to the contrary, any portion of the Merger Consideration paid to Depositary pursuant to Section 2.03(a) in respect of Shares for which appraisal rights have been perfected shall be returned to Buyer upon demand.

         SECTION 2.04 Dissenting Shares.   Shares outstanding immediately prior
to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the New York Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. Company shall give Buyer prompt notice of any demands received by Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 2.05 Stock Options. (a) Immediately prior to the Effective Time, each outstanding employee stock option ("Option") to purchase Shares granted under any employee stock option or compensation plan or arrangement of Company shall be cancelled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by Company at the Effective Time for each such Option an amount (subject to applicable withholding taxes) determined by multiplying (i) the excess, if any, of the price per Share paid in the Offer over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. In the event any holder of an Option is terminated by Company subsequent to the time a majority of Board of Directors of the Company consists of designees of Buyer, Company shall provide to such employee the same payment specified above, as if such employee had continued his employment through the Effective Time, unless a majority of directors of the Company determines that such employee has been terminated for Cause. For purposes of this Section 2.05(a), "Cause" shall mean conviction of a felony involving moral turpitude or theft of Company assets.



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         (b)     Prior to the Effective Time, Company shall (i) use its best efforts to obtain any consents from holders of the Options and (ii) make any amendments to the terms of such employee stock option or compensation plans or arrangements, to the extent such consents or amendments are necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Section 2.05 to the contrary, payment may be withheld in respect of any Option until necessary consents are obtained.

         SECTION 2.06 Merger Without Meeting of Shareholders. In the event that Buyer, Merger Subsidiary or any other subsidiary of Buyer shall acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of Company, in accordance with Section 905 of the New York Law.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

         SECTION 3.01 Certificate of Incorporation.   The certificate of
incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of Surviving Corporation until amended in accordance with applicable law, except that the name of Surviving Corporation shall be "Pratt & Lambert United, Inc."

         SECTION 3.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of Surviving Corporation until amended in accordance with applicable law.

         SECTION 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the Effective Time shall be the directors of Surviving Corporation and the officers of Merger Subsidiary at the Effective Time shall be the officers of Surviving Corporation.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

         The Company represents and warrants to Buyer and Merger Subsidiary as follows:

         SECTION 4.01 Organization.   Each of Company and the Subsidiaries  is
a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority, corporate and other, and all



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necessary governmental approvals, licenses and permits to own, lease and operate its properties and to carry on its business as now and heretofore being conducted except where the failure to have any such approvals, licenses or permits would have a Material Adverse Effect (as such term is defined below) with respect to Company. Company and each Subsidiary are duly qualified or licensed to do business and in good standing in each state in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, other than in such states where the failure to so qualify would not have a Material Adverse Effect with respect to Company. As used in this Agreement, a "Subsidiary(ies)" shall mean (i) any "significant subsidiary" of Company as described in Rule 12b-1 of the Exchange Act and (ii) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect at least fifty percent of the board of directors or other persons performing similar functions are directly or indirectly owned by Company. True and complete copies of Company's Restated Certificate of Incorporation and By-Laws are attached hereto as Schedule 4.01. As used in this Agreement, the term "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of such party and its Subsidiaries, taken as a whole.

         SECTION 4.02 Capital Stock.   The authorized capital stock of Company
consists of: (i) 100,000,000 shares of common stock, par value $.01 per share, of which, at the date of this Agreement, 10,704,276 shares were issued and outstanding (each of which is entitled to one vote) and 2,823,113 shares were held in treasury; and (ii) 1,500,000 shares of preferred stock, par value $10.00 per share, of which none are issued and outstanding. At the date of this Agreement, 1,038,100 shares of Company common stock were reserved for issuance upon exercise of outstanding Options pursuant to Company's stock options plans ("Company Stock Plans") and 15,270,339 shares of common stock were reserved for issuance in accordance with Company's Rights Agreement (as such term is defined in Section 1.02(a)). At November 3, 1995, 704,850 Options were outstanding. All outstanding Shares of Company's common stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights with respect thereto. There are no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Company may vote ("Voting Debt") issued or outstanding. Except for: the Shareholder Agreement; that certain Registration Agreement made as of August 4, 1994 by and among the signing former shareholders of United Coatings, Inc. and Company; that certain Right of First Offer Agreement, between Jules F. Knapp and Company, dated August 4, 1994; certain Affiliate Agreements made as of August 4, 1994 between Company and certain former shareholders of United Coatings, Inc.; Sections 5.02(b) of the 1994 Merger Agreement (as such term is defined in Section 4.28); the outstanding Options; certain former United Coatings, Inc. employee notes and stock pledge agreements dated August 4, 1994; that certain agreement of the Company's Board dated August 4, 1994 regarding transfers of Shares by certain United Coatings, Inc. employees; and the Company's Rights Agreement, there are no existing



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options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character obligating Company or any Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, Company or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests or obligating Company or any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. Except as indicated on Schedule 4.02, Company has no agreement, obligation or commitment to purchase or redeem Company common stock. Except as set forth on Schedule 4.02, all Subsidiaries of Company are wholly-owned by Company and none of the shares of capital stock of such Subsidiaries are subject to a pledge. To the best of Company's knowledge and except as set forth on Schedule 4.02, no shareholder beneficially owns more than three percent of the Shares.

         SECTION 4.03 Corporate Authority. Company has all requisite corporate power and authority, corporate and other, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the "Shareholder Approval Requirement" as defined in Section 4.09). Assuming due execution and delivery by other parties hereto, this Agreement constitutes the valid and binding agreement of Company, enforceable against Company except that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditor's rights generally.

         SECTION 4.04 No Violation.  (a)   Except as described on Schedule 4.04
or as contemplated by Section 4.05, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of: (i) any provision of the Restated Certificate of Incorporation, as amended, or By-Laws, as amended, of Company; or (ii) any judgment, order or decree.

         (b)     Except as described on Schedule 4.04 or as contemplated by
Section 4.05, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of:
(i) any provision of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license applicable to Company or any Subsidiary; (ii) any statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary, or their respective properties or assets; (iii) any other restrictions of any kind or nature nor result in the creation of any lien, mortgage, pledge, loan, charge or encumbrance on the Shares and/or any assets of Company or any Subsidiary, nor the loss of any license or contractual right with respect to Company's or any Subsidiary's business; or (iv) any acceleration or termination provision of any loan, indenture, note or security interest agreement to which Company or any Subsidiary is a party or to which any of their respective assets are subject or bound, except where any such violation or loss would not have a Material Adverse Effect with respect to Company.

         SECTION 4.05 Government Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or regulatory authority is required by or with respect to Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby, the failure of which to obtain would have a Material Adverse Effect with respect to Company or the transactions contemplated hereby, except for: (i) the filing of a pre-merger notification report by Company under the HSR Act and the expiration or termination of the applicable waiting period thereunder; (ii) the filing of the Certificate of Merger with the Department of State of the State of New York in accordance with the requirements of the New York Law and the filing of appropriate documents with the relevant authorities of other states in which Company is qualified to transact business; and (iii) compliance with any applicable requirements of the Exchange Act or state securities laws.

         SECTION 4.06 SEC Reports and Financial Statements. (a) Company has filed with the SEC and has delivered or made available to Buyer true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since March 1, 1993 under the Exchange Act or the Securities Act of 1933, as amended ("Securities Act"), including, without limitation, the annual reports on Form 10-K for its fiscal years ended December 31, 1992, 1993 and 1994, the quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1993, 1994 and 1995 (other than the Form 10-Q for its fiscal quarter ended September 30, 1995), and the proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Company since March 1, 1993 (as such documents have been amended since the time of their filing, collectively, the "SEC Documents"). The financial statements of Company included in the SEC Documents comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and fairly present (subject in the case of the unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Company and its consolidated Subsidiaries, taken as a whole, at the date thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the adoption of FASB 95) for the periods then ended. The books of account and other financial records of Company have been maintained in accordance with sound business practices.

         (b) In addition, Company has delivered or made available to Buyer true and complete copies of the audited balance sheets of the former United Coatings, Inc. (which company was merged with and into Company effective August 4, 1994, hereinafter "UCI") at December 31, 1990, December 31, 1991, December 31, 1992 and December 31, 1993 and the related statements of earnings, shareholder's investment and changes in financial position for the years then ended (including the notes thereto), which present fairly the financial position of UCI as of such dates and the results of its operations and changes in its financial position for such periods, and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of similar periods for preceding years. The balance sheets and financial statements identified in this Section 4.06(b) accurately reflect the basis for the financial condition and results of operations of UCI set forth in such financial statements.

         SECTION 4.07 Absence of Certain Changes or Events. Except as disclosed on Schedule 4.07 or as otherwise contemplated by this Agreement or reflected in the SEC Documents, since December 31, 1994, Company and each Subsidiary have operated only in the ordinary course of business and consistent with past practices, and there have been no events, changes or circumstances having, individually or in the aggregate, a Material Adverse Effect with respect to Company. Specifically, and without limiting the generality of the foregoing, since December 31, 1994 (except as set forth on Schedule 4.07 or as otherwise contemplated by this Agreement or reflected in the SEC Documents), neither Company nor any Subsidiary has: (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than quarterly dividends paid by Company on its common stock of not more than $0.16 per share;
(ii) made any payment (other than dividends) to any of its shareholders (in their capacity as shareholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up its capital stock, except for Shares issued pursuant to the exercise of Options; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of its properties or assets except in the ordinary course of business; (v) except for compromises of trade accounts receivable in the ordinary course of business, forgiven or cancelled any debt or claim, waived any right of material value; (vi) adopted or amended any plan or arrangement described in Section 4.17 (other than amendments that were made to comply with laws or regulations) for the benefit of any director, officer or employee, or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made in the ordinary course of business and consistent with past practices, and which are consistent with Company's corporate policies and procedures; (vii) suffered any damage, destruction or loss (whether or not covered by insurance) which has a Material Adverse Effect with respect to Company; (viii) sold, leased or otherwise transferred, or contracted to sell, lease or otherwise transfer (except as contemplated in this Agreement), any assets material to the operations or business of Company or any Subsidiary which has not been replaced with a comparable substitute except for the sale, lease or transfer of assets in the ordinary course of business; (ix) sold, licensed, assigned or otherwise transferred exclusive rights to any material patents, copyrights, trademarks, trade names or other similar intangible assets; (x) agreed to guarantee, secure or act as a surety with respect to any debt, liability or obligation of any third party which in the aggregate does not exceed $ 500,000.00; or (xi) agreed to, permitted or suffered any of the acts, transactions or other things described in clauses
(i) through (x) of this Section 4.07.

         SECTION 4.08 Taxes. (a)(i) All income and other material Tax (as such term is defined in Section 4.08(b)) returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any Pre-Closing Tax Period (as such term is defined in Section 4.08(b)) by or on behalf of Company or any Subsidiary (including any predecessors of any of them including, without limitation, UCI) (collectively, the "Return(s)") were filed when due (including any applicable extension periods) in accordance with all applicable laws; (ii) as of the time of filing, such Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of Company, any Subsidiary and any other information required to be shown therein; (iii) Company and each Subsidiary has timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes (as such term is defined in Section 4.08(b)) shown as due and payable on the Returns that have been filed; (iv) the charges, accruals and reserves for Taxes with respect to Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected in the financial statements of Company in the SEC Documents are adequate; (v) since 1976 neither the Company nor any Subsidiary has been a member of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended ("Code")) other than one of which Company or a Subsidiary was the common parent, or filed or been included in a combined, consolidated or unitary Return other than one filed by Company or a Subsidiary;
(vi) Company is not and has not been within five years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code; (vii) there is no claim, action, suit or proceeding now pending or threatened in writing against or in respect of any Tax or Tax Asset (as such term is defined in Section 4.08(b)) of Company or any Subsidiary the resolution of which would as proposed, or audit or investigation now pending or threatened in writing against or in respect of any Tax or Tax Asset of Company or any Subsidiary the resolution of which Company believes would (taking into account any changes, accruals and reserves referred to in clause (iv) above) individually or in the aggregate, have a material adverse effect on the financial position of Company and its Subsidiaries taken as a whole, and there has not occurred any extension or waiver of any applicable statute of limitations with respect to any Return.

         (b)     (i)      As used in this Agreement, "Tax" or "Taxes" mean: (A)
                          federal, state, local and foreign income, franchise, alternative or add-on minimum tax, gross receipts, transfer, withholding on amounts paid to or by Company or any Subsidiary, payroll, employment, license, property, sales, use, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalty or additional tax attributable to such taxes; (B) any liability of Company or any Subsidiary for the payment of any amounts of the type described in clause (i) of this paragraph (b) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Company or any Subsidiary for payments of such amounts was determined or taken into account with reference to the liability of any other person; and
                          (C) any liability of Company or any Subsidiary for the payment of any amounts as a result of being party to any tax sharing agreement or with respect to the payment of any amounts of the type described in clauses (A) or (B) of this paragraph as a result of any express or implied obligation to indemnify any other person.

                 (ii) As used in this Agreement, "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Effective Time.

                 (iii) As used in this Agreement, "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes.

         SECTION 4.09 Vote Required. Unless the Merger is consummated in accordance with the provisions of Section 905 of the New York Law, the affirmative vote of the holders of two-thirds of all outstanding Shares at a meeting at which there is a quorum approving this Agreement, the Merger and other transactions contemplated hereby ("Shareholder Approval Requirement") is the only vote of the holders of any class or series of capital stock necessary to approve this Agreement, the transactions contemplated hereby and the Merger, other than approvals already obtained.

         SECTION 4.10 Finders' Fees.  Except for Merrill Lynch, Pierce, Fenner
& Smith Incorporated, whose fees and expenses will be paid by Company, no person acting on behalf of Company has claims to, or is entitled to, under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement.

         SECTION 4.11 Transactions with Certain Persons. Except as disclosed on Schedule 4.11 or in the SEC Documents, to Company's knowledge, no current or former director, officer, employee or shareholder of Company or any Subsidiary, or any of their affiliates or family members or trusts for the benefit of any such person or persons, has any interest in any property, real or personal, tangible or intangible, material to the business of Company or any Subsidiary, and since December 31, 1994 there have been no material transactions between Company or any Subsidiary and any director, officer or shareholder of Company or any Subsidiary other than employment or compensation arrangements entered into in the ordinary course of business.

         SECTION 4.12 Litigation and Claims.  Except as identified on Schedule
4.12 or in the SEC Documents, there is no pending or, to the knowledge of Company, threatened action, suit, proceeding, claim, investigation or notice by or against Company or any Subsidiary which, if adversely determined, would have a Material Adverse Effect with respect to Company, whether or not covered by insurance, and there is no outstanding order, notice, writ, injunction or decree of any court, government or governmental agency against or, to the knowledge of Company, directly affecting Company or any Subsidiary. To the best knowledge of Company and except as identified on Schedule 4.12, there are no claims asserted against Company or any Subsidiary (whether or not covered by insurance) and no incidents or occurrences of any kind which Company or any Subsidiary believes may give rise to any claims against Company or any Subsidiary, whether or not covered by insurance, which will, in the aggregate, have a Material Adverse Effect with respect to Company.

         SECTION 4.13 Contracts; No Defaults; Major Customers. Except as disclosed in the SEC Documents and except for the customer contracts described in clauses (i) - (iv) below which are delivered to Buyer within ten business days following the execution of this Agreement, Schedule 4.13 contains a complete and accurate list of all written agreements, contracts and commitments consisting of any guarantee by Company or any Subsidiary of any obligation(s) of third parties, loans, mortgages and other financing arrangements under which Company or any Subsidiary is indebted, as well as all licenses to Company of proprietary information and/or rights which are related to a significant amount of sales or significant in the operation of the business, customer contracts (for each of: (i) the twenty largest customers for 1994 and for the nine month period ending September 30, 1995 listed on Schedule 4.13, (ii) any customer with purchases in excess of $750,000, during 1994 and for the nine month period ending September 30, 1995, (iii) any such contracts with mass merchandisers and home centers, and (iv) any such contract which provided for cooperative advertising, merchandising aids and programs, rebates, stock lifts and other similar incentives where the amount of which exceeded $100,000 in 1994 or is expected to exceed $100,000 in 1995) and all other agreements, contracts and commitments entered into by Company or any Subsidiary not usual or customary for a company engaged in the type of businesses which Company or any Subsidiary conducts. All such agreements, contracts and commitments are valid, binding and in full force and effect and neither Company nor any Subsidiary is in material default or alleged to be in material default thereunder and, to the best knowledge of Company or any Subsidiary, no other party thereto is in default. Nothing has occurred which, with or without the passage of time or giving of notice or both, would constitute a material default by Company or any Subsidiary or, to the knowledge of Company, any other party under any such agreement, contract or commitment. Company has no knowledge that any such agreement, contract or commitment will not be renewed and neither Company nor any Subsidiary has received any notification that any such agreement, contract or commitment is not likely to be renewed. Except as otherwise provided on
Schedule 4.13, the Merger contemplated by this Agreement will not create a material default under or permit the termination of or otherwise adversely affect any such agreement, contract or commitment in a manner that will have a
Material Adverse Effect with respect to Company.   Except as described on
Schedule 4.13, neither Company nor any Subsidiary is required to give any notice to any party to any such agreement, contract or commitment regarding this Agreement or the transactions contemplated hereby . Schedule 4.13 includes a complete and correct list of the twenty largest customers of Company and the Subsidiaries, on a consolidated basis, in terms of revenue recognized in respect of such customers during the fiscal period ended December 31, 1994 and for the nine month period ending September 30, 1995, showing the amount of revenue recognized for each such customer during such period. Except as described on Schedule 4.13, neither Company nor any Subsidiary has been notified that any of the customers listed on Schedule 4.13 will terminate or reduce in any material respect, or otherwise materially and adversely change, the business or relationship between such customer and Company or any Subsidiary.

         SECTION 4.14 Proprietary Rights. Schedule 4.14 lists all significant U.S. and foreign names, patents, patent applications, marks, symbols, trade names, trademarks, service marks, copyrights, copyright applications and logos used in the business of Company or any Subsidiary. Schedule 4.14 identifies which of the foregoing are owned by either Company or any Subsidiary and which are owned by any other Person. Except as provided on Schedule 4.14, since December 31, 1994 neither Buyer nor any Subsidiary has sold or transferred any exclusive rights to such proprietary rights to any third party.

         SECTION 4.15 Title to and Condition of Real Estate. The real property owned or leased by Company and each Subsidiary is identified on Schedule 4.15 ("Real Estate"). With respect to owned Real Estate, either Company or a Subsidiary owns title to such Real Estate in fee simple. The Real Estate leases referred to on Schedule 4.15 constitute all of the leases under which Company and any Subsidiary holds a leasehold interest in real estate and such leases are valid, binding and in full force and effect. Neither Company, any Subsidiary nor, to the best of Company's knowledge, any third party is in material breach or material default of any payments due under such leases or any material term of such leases. Schedule 4.15 identifies those real estate leases between Company or any Subsidiary and any affiliated owner or affiliated owners.

         SECTION 4.16 Environmental Compliance.  Except as disclosed in
Schedule 4.16 and except where the failure to have any of the following would result in a loss, liability or obligation to Company and the Subsidiaries, taken as a whole, of less than Five Million and 00/100 Dollars ($5,000,000), in the aggregate (a) Company and each Subsidiary has in full force and effect, and has made all necessary filings in relation to, (i) all governmental permits, licenses, authorizations or approvals necessary or required pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act (SARA), the Federal Water Pollution Control Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act ("RCRA"), the Hazardous and Solid Waste Amendments to RCRA (HSWA), the Federal Solid Waste Disposal Act, the Federal Toxic Substances Control Act (TSCA), the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), each as amended, and under all statutes enacted by any state, local and/or foreign governments and authorities (including, but not limited to, municipal sewage authorities) and under any and all rules, regulations, ordinances or requirements promulgated thereunder and any other federal, state, local or foreign laws (codified or common law), executive orders, ordinances, rules and regulations relating to pollution, the preservation of the environment and/or the release of material into the environment ("Environmental Laws") and (ii) all such permits, licenses, authorization and approvals are in good standing and Company has made timely application for renewal of such permits where necessary and (b) there are no pending or, to the knowledge of Company, threatened proceedings to revoke, suspend and/or limit any such permit, license, authorization or approval.

         (b) Except as consistent with applicable Environmental Laws and except as identified on Schedule 4.16, to the best of Company's knowledge, no Hazardous Substances (as hereinafter defined) are emitted, discharged or released from the Real Estate, directly or indirectly, into the atmosphere, soil, ground water or surface water, the effect of which would have a Material Adverse Effect with respect to Company. Except for those matters identified on
Schedule 4.16, to the best of Company's knowledge, neither Company nor any Subsidiary, nor any predecessor thereof nor any present or former owner or operator of all or a portion of the Real Estate, has been determined to be liable for cleanup or response costs with respect to the emission, discharge, or release of any Hazardous Substance or for any other matter arising under the Environmental Laws due to its ownership, lease, use or operation of all or a portion of the Real Estate or any other premises or the generation, handling, treatment, storage, transportation or disposal of any Hazardous Substance which, in the aggregate, would have a Material Adverse Effect with respect to Company. Any "underground storage tank" (as that term is defined in the Environmental Laws) that is located in or at the Real Estate is identified on
Schedule 4.16 and, except as identified on such Schedule, all such tanks are in compliance with the Environmental Laws. Any removal of underground storage tanks by Company or any Subsidiary prior to the date of this Agreement has been completed in accordance with applicable Environmental Laws. As used in this Agreement "Hazardous Substances" shall mean any and all wastes, substances, materials, pollutants, contaminants, chemical substances, smoke, gas or particulate matter defined or regulated as hazardous, toxic or dangerous under any Environmental Law.

         (c) Except as set forth on Schedule 4.16, neither Company nor any Subsidiary has been notified by any regulatory authority that Company or any Subsidiary was, may be or is in violation of or has liability or potential liability under the Environmental Laws. Except as set forth on Schedule 4.16, neither Company nor any Subsidiary is in violation of or has potential liability under the Environmental Laws which, individually or in the aggregate, would have a Material Adverse Effect with respect to Company.

         (d) Except as set forth on Schedule 4.16, there are no claims, notices of potential responsibility or violations, demand letters, requests for information, actions, litigation, proceedings or, to the knowledge of Company, investigations (including, without limitation, any of such which have been initiated by private parties), pending or, to the knowledge of Company, threatened, administrative, governmental or judicial, arising out of, in connection with or resulting from a violation or alleged violation of, or related to, the Environmental Laws which, individually or in the aggregate, would have a Material Adverse Effect with respect to Company.

         (e) (i) Company has not knowingly withheld from Buyer any environmental investigation, study, audit, test, review or other analysis in the possession of Company or any Subsidiary conducted in relation to the business of Company or any Subsidiary or any property or facility now or previously owned, operated or leased by Company or any Subsidiary; and (ii) Company has not withheld from Buyer any consent decree, consent order or similar document in force to which Company or any Subsidiary is a party or relating to any property currently owned, leased or operated by the Company or any Subsidiary.

         4.17 Employee Benefit Matters. (a) For purposes of this Section 4.17, the following terms shall have the meanings set forth below:

                 (i) Benefit Arrangement: Any contract (other than the Employee Agreements), arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangement), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance compensation or benefits that (A) is not an Employee Plan (as such term is defined in Section 4.17(a)(iii)), (B) is entered into or maintained, as the case may be, by Company or any Subsidiary or affiliated entities and (C) covers any employee or former employee of Company or any Subsidiary or affiliated entities.

                 (ii) Employee Agreement: All written employment agreements and severance agreements with employees of Company or any Subsidiary or affiliated entities.

                 (iii) Employee Plan: Any "employee benefit plan" as defined in Section 3(3) of ERISA that is (A) subject to any provision of ERISA, (B) is maintained, administered or contributed to by Company, any Subsidiary or any of their ERISA Affiliates (as such term is defined in Section 4.17(a)(v))for employees
                          or former employees of Company or any   Subsidiary or
                          any of their ERISA Affiliates and (C) covers any employee or former employee of Company, any Subsidiary or any of their ERISA Affiliates.

                 (iv) ERISA: The Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

                 (v) ERISA Affiliate: Any entity which, together with Company or any Subsidiary or affiliated entities, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b),
                          (c), (m) or (o) of the Code.

                 (vi) Multiemployer Plan: Each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                 (vii) Title IV Plan: An Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

         (b)     Subject to the last sentence of this paragraph (b), Schedule
4.17 identifies each Employee Plan. Except as permitted by the last sentence of this paragraph (b), Company has furnished or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the three most recent annual reports prepared in connection with any material Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan. No Employee Plan is, except as set forth on Schedule 4.17, (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. Except as set forth on Schedule 4.17, no Employee Plan is a plan described in Section 401(a)(1) of ERISA. With respect to welfare benefit plans as defined in Section 3(1) of ERISA, Company shall furnish or make available Employee Plan documentation and annual reports as soon as reasonably possible, and to the extent such Employee Plans are not listed on Schedule 4.17, a list of such omitted Employee Plans shall be provided as soon as reasonably possible.

         (c)     With respect to each Employee Plan, except as disclosed on
Schedule 4.17: (i) no "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, (excluding transactions effected pursuant to a statutory or administrative exemption); (ii) no disputes in the ordinary course, or outside the ordinary course, of the operation of an Employee Plan, or obligations imposed on the operation of an Employee Plan or any fiduciary of an Employee Plan as a result of any governmental audit or action of any court, arbitrator or other tribunal that might reasonably be expected to have a Material Adverse Effect with respect to Company are pending or to the knowledge of Company or any of its ERISA Affiliates threatened; (iii) all contributions required to be made to each Employee Plan as of the date hereof (taking into account any extensions permitted by the Code or the Internal Revenue Service) have been made in full; (iv) all contributions, premiums or claim payments due or owing with respect to each Employee Plan have been properly accrued and reflected in Company's or its ERISA Affiliates' (as applicable) financial statements as of the close of its most recent fiscal year; (v) subject to applicable collective bargaining agreements, the Employee Plans may be amended or terminated by Company or its ERISA Affiliates on or at any time after the Effective Time, without liability to any person or entity; (vi) if the Employee Plan is a Title IV Plan, it has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation;
(vii) if the Employee Plan is a Title IV Plan, all premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis; and (viii) the funded status of each Employee Plan is not materially different from what was reflected on the most recent financial statements of such Employee Plan.

         (d) No material liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full and except as disclosed on Schedule 4.17, to the knowledge of Company and its ERISA Affiliates, no condition exists that presents a material risk to Company or its ERISA Affiliates of incurring any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or the plan participants. No Employee Plan has incurred an accumulated funding deficiency, as defined in
Section 302 of ERISA or Section 312 of the Code, whether or not waived.

         (e) Neither Company, any Subsidiary nor any ERISA Affiliate has incurred, or expects to incur, either directly or indirectly, any withdrawal liability within the meaning of Title IV of ERISA with respect to any Multiemployer Plan.

         (f) Except as disclosed on Schedule 4.17, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that, to the knowledge of Company, would adversely affect such qualification, and each trust created under any such Employee Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and no event has occurred since the date of such determination that, to the knowledge of Company, would adversely affect such exemption. Company has provided Buyer with the most recent determination letter from the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan and each trust created under an Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code.

         (g) Schedule 4.17 identifies each Benefit Arrangement that represents a material obligation of the Company. Company has furnished or made available to Buyer copies or descriptions of each such Benefit Arrangement that represents a material obligation of the Company. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         (h) Schedule 4.17 identifies by name all Employee Agreements in effect or committed to be put in effect as of the Effective Time.

         (i) Except as disclosed on Schedule 4.17, neither Company, any Subsidiary nor any of its ERISA Affiliates has any current or projected liability with respect to post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of Company, any Subsidiary or ERISA Affiliates, except as required to avoid excise tax under
Section 4980B of the Code.

         (j) Except as disclosed on Schedule 4.17, there has been no amendment or announcement by Company or any of its ERISA Affiliates relating to, or change in, benefits, employee participation or coverage under, any Employee Plan or Benefit Arrangement, that would materially increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of expense incurred with respect thereto for the fiscal year ended prior to the date hereof.

         (k) Except as disclosed on Schedule 4.17, Company is not aware of any Employee Agreement or other contract, agreement, plan or arrangement covering any employee or former employee of Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

         (l) Except as disclosed on Schedule 4.17, no excise tax of a material amount under Section 4980B or other provision of the Code has been incurred by Company or an ERISA Affiliate in respect of any Employee Plan.

         SECTION 4.18 Liabilities. Except as reflected on Schedule 4.18 or in the SEC Documents, neither Company nor any Subsidiary, has incurred or suffered any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which exist at the date of this Agreement and, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Company.

         SECTION 4.19 Compliance with Applicable Laws.  Except as indicated on
Schedule 4.19 or in the SEC Documents, Company and each Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are necessary to the operation of its business ("Permits"), except where the failure to have such Permits would not have a Material Adverse Effect with respect to Company. Company and each Subsidiary are in compliance with the terms of the Permits. Except as disclosed on
Schedule 4.19, neither Company nor any Subsidiary is in violation of any law, ordinance or regulation of any governmental entity to the extent any such violation reasonably could have a Material Adverse Effect with respect to Company.

         SECTION 4.20 Insurance. Schedule 4.20 is a list of all policies of property, fire, liability, life (including but not limited to life insurance contracts within the meaning or intended to be within the meaning of Section 7702 of the Code), and other forms of insurance (including self-insurance), and indemnity bonds, carried by Company or any Subsidiary (including any predecessors of any of them including, without limitation, UCI) identifying the nature of risks covered and the amount of coverage in each case, and specifying any year or years since 1980 when any such insurance or other similar insurance was not in effect. Schedule 4.20 shall designate which insurance is currently in effect. All such policies designated as currently in effect on Schedule 4.20 are in full force and all premiums due and payable on such policies have been paid or will be paid without causing a lapse of coverage. Company believes it is adequately insured against the kind of risks usually insured against by corporations engaged in the same or similar business. No insurance policy of Company has been terminated by the insurance carrier during the past five years.

         SECTION 4.21 Labor Matters. As of the date of this Agreement, there are no union organizational drives or other major labor disputes at any manufacturing or distribution facility pending or, to the best knowledge of Company, threatened between Company or any Subsidiary and any of their respective employees. Except as referred to on Schedule 4.21, neither Company nor any Subsidiary is a party to any union, collective bargaining or other similar agreements.

         SECTION 4.22 Financial Advisor Advice. Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of a date proximate to the date of this Agreement, the cash consideration to be received by the shareholders of Company pursuant to the Offer and the Merger is fair, from a financial point of view, to such shareholders, and that opinion has not been modified or withdrawn.

         SECTION 4.23 Investments. Except as disclosed on Schedule 4.23, (i) neither Company nor any Subsidiary, directly or indirectly, owns any shares or has any ownership interest in any other Person or is a partner with any other Person and (ii) neither Company nor any Subsidiary has an obligation to purchase any shares of stock, other securities or any other form of investment in any other Person.

         SECTION 4.24 Disclosure Documents. (a) The information with respect to Company, any Subsidiary and any of their respective subsidiaries that Company furnishes to Buyer in writing specifically for use in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Each document required to be filed by Company with the SEC in connection with the transactions contemplated by this Agreement, including, without limitation, the Schedule 14D-9 will, when filed, comply as to form in all material respects with the applicable requirements of all applicable law, including, without limitation, the Exchange Act.

         SECTION 4.25 State Takeover Statutes. The Board of Directors of Company has approved the Offer, the Merger, this Agreement and the entering into, and performance, by Buyer and Merger Subsidiary of the Stock Option Agreement, and such approval is sufficient to render the provisions of Section 912 of the New York Law inapplicable to this Agreement, the Offer, the Merger, and the entering into, and performance, by Buyer and Merger Subsidiary of the Stock Option Agreement and the other transactions contemplated by this Agreement and the Stock Option Agreement.

         SECTION 4.26 Rights Agreement. Company and its Board of Directors have taken and will, until the termination, if any, of this Agreement pursuant to Section 10.01, maintain in effect all necessary action (i) to render the Rights Agreement inapplicable with respect to the Offer, the Merger, the entering into, and performance, by Buyer and Merger Subsidiary of the Stock Option Agreement and the other transactions contemplated by this Agreement and (ii) to ensure that (y) neither Buyer nor Merger Subsidiary nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and
(z) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger, the Stock Option Agreement or the consummation of any of the other transactions contemplated by this Agreement. Company has delivered to Buyer a complete and correct copy of the Rights Agreement, as amended and supplemented to the date of this Agreement.

         SECTION 4.27 General Representation and Warranty. This Agreement, and the Schedules taken together with the SEC Documents, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 4.28 1994 Agreement and Plan of Merger. Schedule 4.28 sets forth all notices, claims and demands ("Claim") for indemnification made by any party pursuant to ARTICLE X: Survival and Indemnification of that certain Agreement and Plan of Merger, dated as of February 25, 1994, by and among Company, UCI and certain shareholders of UCI ("1994 Merger Agreement"). Specifically, Schedule 4.28 identifies: (i) the amount of the Claim; (ii) the basis upon which such Claim was made (including the provision of the 1994 Merger Agreement which was alleged to have been breached); (iii) the resolution of such Claim; and (iv) the dates on which such Claim was made and resolved.
Schedule 4.28 also identifies the aggregate amount of damages which have been applied against and are subject to the indemnification thresholds and ceiling amounts described in Sections 10.01 (c) (i) and (ii) of the 1994 Merger Agreement.

         SECTION 4.29 Shareholders' Agreement. The Board of Directors of Company has taken all action under the Shareholders' Agreement to approve the Offer, the Merger , this Agreement and the Stock Option Agreement, and the entering into and performance by Buyer and Merger Subsidiary of the same.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

         Buyer and Merger Subsidiary represent and warrant to the Company that:

         SECTION 5.01 Organization. Each of Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority, corporate and other, and all government approvals to own, lease, and operate its properties and carry on its business as now and heretofore being conducted except where the failure to have any such approval would not have a Material Adverse Effect with respect to Buyer and Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, of which, at the date of this Agreement, 1,000 shares were issued and outstanding, and each such share is entitled to one vote.

         SECTION 5.02 Corporate Authority. Buyer and Merger Subsidiary have all requisite corporate power and authority, corporate and other, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action on the part of Buyer and Merger Subsidiary and no other corporate proceedings on the part of Buyer or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due execution and delivery by the other parties hereto, this Agreement constitutes the valid and binding agreement of each of Buyer and Merger Subsidiary, enforceable against each of them except that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally.

         SECTION 5.03 Government Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or regulatory authority is required by or with respect to Buyer or Merger Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect with respect to Buyer or the transactions contemplated hereby, except for: (i) the filing of a pre-merger notification report by Buyer under the HSR Act and the expiration or termination of the applicable waiting period thereunder; (ii) the filing of the Certificate of Merger with the Department of State of the State of New York in accordance with the requirements of the New York Law; (iii) the filing of the New York Disclosure Documents; and (iv) compliance with any applicable requirements of the Exchange Act.

         SECTION 5.04 Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the certificate of incorporation or bylaws of Merger Subsidiary or similar documents of Buyer; (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary; or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except in the case of clauses (ii) and (iii) as would not materially impair the ability of Buyer and Merger Subsidiary to consummate the Offer or the Merger.

         SECTION 5.05 Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries and Merger Subsidiary that Buyer and Merger Subsidiary furnish to Company in writing specifically for use in the Schedule 14D-9 or pursuant to Section 14(f) or Rule 14f-1 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) The SEC Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the New York Disclosure Documents, when filed, will comply as to form in all material respects with the applicable requirements of the New York Law. The Offer Documents will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer contain any untrue statement of a material act or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by Company specifically for use therein.

         SECTION 5.06 Finders' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Buyer or Merger Subsidiary upon consummation of the transactions contemplated by this Agreement.

         SECTION 5.07 Financing. Buyer and Merger Subsidiary have or will have, prior to the expiration of the Offer, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all related fees and expenses pursuant to the Offer and this Agreement.

         SECTION 5.08 Share Ownership. As of the date hereof, Buyer and Merger Subsidiary do not beneficially own any Shares.

         SECTION 5.09 Merger Subsidiary's Operations. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE VI

                              COVENANTS OF COMPANY

         SECTION 6.01 Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, Company and each Subsidiary shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall not be adversely impaired at the Effective Time. Specifically, and without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement or, as of the date of this Agreement, set forth on Schedule 6.01, during the period from the date of this Agreement and continuing to the Effective Time, neither Company nor any Subsidiary shall, in each case without the prior written consent of Buyer, which consent (except as regards (v) and (vi) below, which consent shall not be unreasonably withheld by Buyer subsequent to January 31, 1996 provided any extension beyond January 31, 1996 is not a result of any act or failure to act on the part of Company or any Subsidiary) may be granted or withheld in the sole discretion of Buyer:

         (i) (A) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except that Company may continue the declaration and payment of regular quarterly cash dividends on its common stock of not more than $0.16 per share; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of capital stock of Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (ii) issue, grant, deliver or sell, or authorize or propose the issuance, delivery or sale of, pledge or otherwise encumber any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Voting Debt or convertible securities other than to Merger Subsidiary pursuant to this Agreement and the Offer, except for the issuance of shares of common stock upon the exercise of Options which are outstanding on the date hereof pursuant to the terms of such Options and the Company Stock Plans;

         (iii) amend or propose to amend its Restated Certificate of Incorporation, as amended, or By-Laws, as amended, or any other organizational and/or charter documents;

         (iv) directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any Person or acquire or agree to acquire any assets other than in the ordinary course of business and consistent with past practices;

         (v) except in the ordinary course of business and consistent with past practices, neither Company nor any Subsidiary shall sell, lease, license, encumber or otherwise dispose of any of their assets, other than as may be required by law or to consummate the transactions contemplated hereby;

         (vi) incur any indebtedness for borrowed money under existing credit facilities exceeding in the aggregate $135,000,000.00 or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, other than the extension of trade credit in the ordinary course of business and consistent with past practices;

         (vii) without the prior written consent of the Buyer, (A) enter into, adopt, amend (except as may be required by law or regulation) or terminate any Benefit Plan or other employee benefit plan, or any agreement, arrangement, plan or policy between Company or any Subsidiary and one or more of its directors, officers or employees, or (B) except for normal compensation increases in the ordinary course of business and consistent with past practices (1) increase in any manner the compensation or fringe benefits of any director, officer or employee, (2) pay any benefit not required by any plan and arrangement as in effect as of the date hereof, (3) grant any options, stock appreciation rights, phantom stock or performance units or (4) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

         (viii) make or agree to make any capital expenditure in excess of $8,000,000.00;

         (ix) make any material Tax election or settle or compromise any material Tax liability; or

         (x) willfully and or knowingly (A) take or agree or commit to take any action that would make any representation and warranty of Company herein inaccurate at, or as of any time prior to, the Effective Time, or (B) omit or agree to omit to take any action necessary and prudent to prevent any such representations or warranty from being inaccurate at any such time.

         SECTION 6.02 Advice of Changes; Filings. Company shall, on a regular and frequent basis, report to Buyer on operational matters and promptly advise Buyer orally and in writing of any change or event having or which, insofar as can reasonably be foreseen, would have a material adverse effect on Buyer or Merger Subsidiary. Company shall promptly provide Buyer (or Buyer's counsel) with copies of all filings made by Company with any state or federal governmental entity in connection with this Agreement and the transactions contemplated hereby.

         SECTION 6.03 Shareholder Meeting; Proxy Material. Company shall cause a meeting of its shareholders ("Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable following the purchase of Shares pursuant to the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of shareholders of Company is not required by the New York Law. The Board of Directors of Company shall recommend approval and adoption of this Agreement and the Merger by Company's shareholders. In connection with such meeting, Company will: (i) promptly after the consummation of the Offer, prepare and file with the SEC, use its best effort to have cleared by the SEC, and thereafter mail to its shareholders as promptly as practicable, a proxy statement and all other proxy materials for such meeting; (ii) use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; and
(iii) otherwise comply with all legal requirements. If requested by Buyer or Merger Subsidiary, Company will file a proxy statement and all other proxy materials with the SEC that are prepared by Buyer and reasonably acceptable to Company and call a special meeting of shareholders, in anticipation of (and prior to) the purchase of Shares in response to the Offer. The actions required to be taken by Company and its Board of Directors pursuant to this Section 6.03 shall be subject to Company's Board of Director's fiduciary duties.

         SECTION 6.04 Access to Information. Company and each Subsidiary: (i) upon reasonable notice will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Company and each Subsidiary; (ii) upon reasonable notice will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request; and (iii) will instruct Company's and each Subsidiary's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of Company and each Subsidiary; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Company to Buyer or Merger Subsidiary hereunder and any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement dated August 22, 1995, between Buyer and Company (the "Confidentiality Agreement").

         SECTION 6.05 Other Offers. (a) Neither Company, any Subsidiary, nor any officer, director, employee, financial advisor, investment banker, attorney or other advisor or representative of Company or any Subsidiary will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations or discussions regarding or disclose any information relating to Company or any Subsidiary or afford access to the properties, books or records of Company or any Subsidiary to any Person that may be considering making, or has made, an Acquisition Proposal. Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to Company or any Subsidiary or for access to the properties, books or records of Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving Company or any Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of any class of voting securities of Company or any Subsidiary or a substantial portion of the assets of Company or any Subsidiary, other than the transactions contemplated by this Agreement. Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations by Company or any of its directors, officers, employees, financial advisors, investment bankers, attorneys or other advisors or representatives with any parties conducted heretofore with respect to any of the foregoing, and Company shall immediately demand that any such parties return to Company any confidential information and/or materials such parties may have received from Company during the course of any such activities, discussions or negotiations. Neither the Board of Directors of Company nor any Committee thereof shall withdraw or modify in any manner adverse to Buyer the approval and recommendation of this Agreement, the Offer, the Merger, the Stock Option Agreement or any of the transactions contemplated hereby and thereby, or approve or recommend any Acquisition Proposal.

         (b) Notwithstanding the foregoing provisions of Section 6.05(a), (i) Company may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal that either (x), is not subject to a financing contingency and involves the purchase for cash of 100% of Company's common stock at a price per Share greater than the Merger Consideration or (y) provides for the acquisition of 100% of Company's common stock for consideration, not consisting entirely of cash, which Company's Board of Directors, based on the advice of its financial advisor, determines is financially superior to the Merger Consideration (in the case of either (x) or (y), a "Superior Proposal"), and (ii) the Board of Directors of Company or any Committee thereof may withdraw or modify in a manner adverse to Buyer the approval or recommendation of this Agreement, the Offer, the Merger, the Stock Option Agreement or any of the transactions contemplated hereby and thereby, and may approve or recommend any such Superior Proposal, if, in the case of both (i) and (ii), the Board of Directors of Company determines (and is advised by its outside counsel) that failure to take such action would constitute a breach of its fiduciary duties. Furthermore, nothing contained in Section 6.05(a) shall prohibit Company or its Board of Directors from taking and disclosing to Company's shareholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to Company's shareholders or otherwise which, in the judgment of the Board of Directors with the advice of independent legal counsel, may be required under applicable law or rules of any stock exchange.

         SECTION 6.06 Notices of Certain Events. Company shall promptly notify Buyer of:

                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, if existing on the date of this Agreement, would have been required to be disclosed pursuant to Section 4.18.

         SECTION 6.07 Amendment of Rights Agreement. Company agrees that upon the reasonable request by Buyer or Merger Subsidiary, Company promptly: (i) will take any and all further action requested by Buyer or Merger Subsidiary to ensure that (y) neither Buyer nor Merger Subsidiary nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (z) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger, the Stock Option Agreement or the consummation of any of the other transactions contemplated by this Agreement; and (ii) will redeem, in accordance with the terms of the Rights Agreement, all outstanding rights issued pursuant to the Rights Agreement ("Rights") at a redemption price of $.01 per Right, or otherwise take such action as may be requested by Buyer in order to render the Rights Agreement inapplicable to any of the transactions contemplated by this Agreement, including the Offer and the Merger.

                                   ARTICLE VII

                               COVENANTS OF BUYER

         During the period from the date of this Agreement and continuing until the Effective Time, Buyer agrees that:

         SECTION 7.01 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 7.02 Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it or by its subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

         SECTION 7.03 Notice of Certain Events. Buyer shall promptly notify Company of:

                 (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                 (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

         SECTION 7.04 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Buyer and Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of Company or any of its Subsidiaries ("Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director , officer, employee or agent of Company or any of its Subsidiaries (including service as a fiduciary of any employee benefit plan) whether pertaining to (i) any matter existing or occurring at or prior to the Effective Time or (ii) based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in the case of clause (i) above, to the full extent a corporation is permitted under the New York Law to indemnify its own directors or officers as the case may be (and Buyer and Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (A) the Indemnified Parties may retain counsel satisfactory to them and Buyer and Surviving Corporation and Buyer and Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (B) Buyer and Surviving Corporation will use all reasonable efforts to assist in the defense of any such matter, provided that neither Buyer nor Surviving

Corporation shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Buyer and Surviving Corporation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 7.04 except to the extent such failure prejudices such party), and shall deliver to Buyer and Surviving Corporation the undertaking contemplated by Section 723(c) of the New York Law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Buyer and Merger Subsidiary agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

         (b) For a period of six years after the Effective Time, Buyer shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company and its Subsidiaries (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Buyer shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount ("Maximum Premium"). Company represents to Buyer that the Maximum Premium is $202,944.00.

         (c) The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors of Buyer, Merger Subsidiary, and Surviving Corporation.

         SECTION 7.05 Availability of Funds. Buyer agrees to make available to Merger Subsidiary sufficient funds to enable Merger Subsidiary to consummate the transactions contemplated hereby.

         SECTION 7.06. Notice of Breach. Buyer shall promptly notify Company of a breach, known to Buyer, of any representation, warranty or covenant of Company contained herein and permit Company to cure a breach of any representation or warranty as soon as reasonably practicable from Company's receipt of notice of such breach and permit Company to cure a breach of a covenant within five business days from Company's receipt of such notice.

                                  ARTICLE VIII

                         COVENANTS OF BUYER AND COMPANY

         The parties hereto agree that:

         SECTION 8.01 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that Buyer shall not be required to agree to any consent decree or order in connection with any objections of the United States Department of Justice or United States Federal Trade Commission (each an "HSR Authority") to the transactions contemplated by this Agreement.

         SECTION 8.02 Certain Filings. Company and Buyer shall, within five business days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. In addition, Company and Buyer shall cooperate with each other (i) in connection with the preparation of the Schedule 14D-9 and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection with the preparation of the Schedule 14D-9 and the Offer Documents and seeking to timely obtain any such actions, consents, approvals or waivers.

         SECTION 8.03 Public Announcements. Buyer and Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or foreign securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 8.04 Conveyance Taxes. Buyer and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

         SECTION 8.05 Further Assurances. At and after the Effective Time, the officers and directors of Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 8.06 Leases. Company shall cause the real estate leases identified on Schedule 8.06 to continue to be in full force and effect at the Effective Time, except that Company shall cause such leases to be amended to include the substance of the provisions contained on Schedule 8.06, such amendments to become effective on or before the Effective Time. Company shall obtain from each owner and/or lessor of leased Real Estate set forth in Schedule 8.06, an estoppel certificate in form and substance reasonably acceptable to Buyer.

         SECTION 8.07 Employee Loans. Company shall not surrender any stock certificates, which Company represents and warrants it has in its possession, pledged by employees to secure the notes from employees identified on Schedule 8.07.

         SECTION 8.08 Noncompetition Agreement. Within fifteen business days following the execution of this Agreement, Jules F. Knapp shall enter into and deliver the Noncompetition Agreement with Company, in the form attached hereto as Schedule 8.08.

         SECTION 8.09 Expenses. Except as set forth in Section 10.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         SECTION 8.10 Indemnification. Notwithstanding any provision in this Agreement to the contrary, Company and Buyer agree that Company shall have the right to terminate all of the indemnification rights and obligations set forth in Article X of the 1994 Merger Agreement so long as any such termination is effective to terminate all of the indemnity obligations for each party obligated under such Article X.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

         SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

         (i) if required by the New York Law, this Agreement shall have been adopted by the shareholders of Company in accordance with the New York Law;

         (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired or have been terminated;

         (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall be issued which would prohibit the consummation of the Merger; and

         (iv) Buyer or Merger Subsidiary shall have purchased Shares pursuant to (a) the Offer or (b) the Stock Option Agreement.

                                    ARTICLE X

                            TERMINATION AND AMENDMENT

         SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

         (i)      by the mutual consent of Company and Buyer;

         (ii) by Company (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement which breach has not been cured, in the case of a representation or warranty, prior to the Effective Time or, in the case of a covenant or agreement, within thirty days following receipt by Buyer of notice of such breach (provided that the right to terminate hereunder shall expire (x) on the date which Buyer or Merger Subsidiary beneficially owns a majority of the Shares and (y) Buyer's designees constitute the percentage required pursuant to Section 1.03, but in no event less than a majority of the members, of the Board of Directors of Company), or (B) if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction or other order of a court or other authority having jurisdiction preventing the consummation of the Merger shall have become final and non-appealable;

         (iii) by the Buyer (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement which breach has not been cured, in the case of a representation or warranty, prior to the Effective Time or, in the case of a covenant or agreement, within thirty days following receipt by Company of notice of such breach (provided that the right to terminate hereunder shall expire (x) on the date which Buyer or Merger Subsidiary beneficially owns a majority of the

                  Shares and (y) Buyer's designees constitute the percentage required pursuant to Section 1.03, but in no event less than a majority of the members, of the Board of Directors of Company), (B) if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable, or (C) if the covenant contained in Section 8.08 has not been performed;

         (iv) by either Company or the Buyer if the Offer has not been consummated by January 31, 1996 ("Outside Termination Date"); provided, that if an HSR Authority shall have requested additional information from any of the parties hereto or any of their affiliates pursuant to 15 U.S.C. Section 18a(e)(1) or the rules and regulations thereunder on or prior to January 31, 1996, Buyer may elect to change the Outside Termination Date from time to time, to the extent necessary to satisfy the requirements of the HSR Act, provided that (w) the Outside Termination Date will not be later than June 30, 1996 and (x) this Agreement has not been terminated by Company pursuant to the terms of this Agreement prior to the date of such election and; further provided that, notwithstanding the preceding proviso to the contrary, if an Acquisition Proposal is made prior to the consummation of the Offer, Buyer may elect to extend the Outside Termination Date in increments of not more than ten business days, provided that (y) at the time of any such election an Acquisition Proposal continues to exist and
                  (z) this Agreement has not been terminated by Company pursuant to the terms of this Agreement prior to the date of such election;

         (v) by Buyer, upon the occurrence of any Triggering Event (as such term is defined in Section 10.02(b)) (provided that the right to terminate hereunder shall expire (x) on the date which Buyer or Merger Subsidiary beneficially owns a majority of Shares and (y) Buyer's designees constitute the percentage required pursuant to Section 1.03, but in no event less than a majority of the members, of the Board of Directors of the Company);

         (vi) by Buyer, if Buyer shall have received any communication from an HSR Authority (which communication shall be confirmed to Company) that causes Buyer to reasonably believe that any HSR Authority has authorized the initiation of litigation or an administrative proceeding challenging the transactions contemplated by this Agreement under U.S. antitrust laws, which litigation or administrative proceeding will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement;

         (vii) by Company, if Buyer does not commence the Offer within five business days following the public announcement of the terms of this Agreement or if the

                  Offer expires by its terms and Buyer shall not have purchased any Shares pursuant hereto; and

         (viii) by Buyer, if (A) the Stock Option Agreement is breached by a shareholder or (B) if the Stock Option Agreement (or any material provisions thereof) is terminated or held by a court to be unenforceable for any reason or if Company or any shareholder asserts or states an intention to assert any such enforceability and, in any such case, as a result thereof, Buyer concludes in its reasonable discretion that its ability to consummate the transactions contemplated by the Merger Agreement has been materially impaired or such consummation will be materially delayed or rendered materially more expensive.

The party desiring to terminate this Agreement pursuant to clauses (ii), (iii),
(iv), (v), (vi), (vii) and (viii) shall give written notice of such termination to the other party.

         SECTION 10.02 Effect of Termination. (a) Except as set forth in Section 10.02(b) and 10.02(c), if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

         (b) If this Agreement is terminated pursuant to Section 10.01(iii)(A) , 10.01(v) or 10.01(viii) following the occurrence of any of the following events ("Triggering Events") or if this Agreement is terminated pursuant to Section 10.01(iii)(A) and within six months thereafter a Triggering Event (other than an event described in clause (ii)) with respect to any Person with whom Company or any of its directors, officers, employees, financial advisors, investment bankers, attorneys or other advisors engaged in negotiations, or discussions regarding, or disclosed any information regarding, a possible Acquisition Proposal, since June 30, 1995 occurs, then Company agrees to pay Buyer, not later than two business days after the termination of this Agreement or, in the case this Agreement is terminated pursuant to Section 10.01(iii)(A) and such Triggering Event (other than an event described in clause (ii)) occurs within six months thereafter, not later than two business days after the occurrence of such Triggering Event, in respect of Buyer's expenses and lost opportunity costs, an amount in immediately available funds equal to $ 15,000,000:

                  (i) Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal or similar business combination or transaction other than the transactions contemplated hereby;

                  (ii) Company's Board of Directors or any Committee thereof shall have withdrawn or materially and adversely modified its approval or recommendation of the Offer or this Agreement;

                 (iii) Company's Board of Directors or any Committee thereof shall have made any recommendation with respect to an Acquisition Proposal by any Person (other than Buyer) other than a recommendation rejecting or against such Acquisition Proposal;

                 (iv) Company receives any Acquisition Proposal by any Person (other than Buyer), and Company's Board of Directors takes a neutral position or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days) has elapsed for Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with its fiduciary duties; or

                 (v) (A) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of any class or shares of capital stock of Company (including the Shares), or shall have acquired, directly or indirectly, at least 20% of the assets or earning power of Company other than acquisitions of securities for bona fide arbitrage purposes only and other than the signatories to the Stock Option Agreement.

         (c) In the event this Agreement is terminated and Buyer or Merger Subsidiary subsequently purchases Shares pursuant to the Stock Option Agreement, then, Buyer and Merger subsidiary agree to commence a cash tender offer, as soon as reasonably practical following the purchase of such Shares, at $35.00 per Share for all of the Shares not owned by Buyer or Merger Subsidiary, and Buyer and Merger Subsidiary agree to accept all Shares tendered into such offer, subject only to the conditions set forth in paragraphs (a) and (b) to the conditions to the Offer attached as Annex I.

         SECTION 10.03 Amendments. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of Company or (ii) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of Company.

         SECTION 10.04 Extension; Waiver. (a) Company. At any time prior to the Effective Time, Company, by action duly taken, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance of the other parties hereto with any of the agreements or conditions contained herein.

         (b) Buyer. At any time prior to the Effective Time, Buyer, by action duly taken, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of Company; (ii) waive any inaccuracies of the representations and warranties of Company contained herein or in any document delivered pursuant thereto; and (iii) waive compliance of Company with respect to any of the agreements or conditions contained herein.

         (c) Form of Waiver or Extension. (i) Any agreement on the part of Company or Buyer hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party and no party can assert a claim with respect to a matter so waived, (ii) no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), delivered by overnight courier (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following address for a party or such other addresses as shall be specified by like notice):

                 if to Company, to:

                 Pratt & Lambert United, Inc.
                 P.O. Box 22
                 Buffalo, New York   14340
                 Attention:  J. J. Castiglia, President and
                          Chief Executive Officer
                 Telecopy No.:  (716) 877-9646
                 with a copy to:

                 Frederick G. Attea, Esq.
                 Phillips, Lytle, Hitchcock, Blaine & Huber
                 3400 Marine Midland Center
                 Buffalo, New York  14203
                 Telecopy No.: (716) 852-6100

                 and

                 Stephen Banker, Esq.
                 Skadden, Arps, Slate, Meagher & Flom
                 919 Third Avenue
                 New York, New York  10022
                 Telecopy No.: (212) 735-2000

                 and

                 if to the Buyer or Merger Subsidiary, to:

                 The Sherwin-Williams Company
                 101 Prospect Avenue, N.W.
                 Cleveland, Ohio  44115
                 Attention: Vice President - Corporate Planning and Development Telecopy No.: (216) 566-2947

                 with a copy to:

                 The Sherwin-Williams Company
                 101 Prospect Avenue, N.W.
                 Cleveland, Ohio  44115
                 Attention: Vice President, General Counsel and Secretary Telecopy No.: (216) 566-1708

         SECTION 11.02 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". Inclusion of or reference to any information or item in a Schedule does not constitute an admission of what is material or the materiality of such matter.

         SECTION 11.03 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         SECTION 11.04 Entire Agreement; No Third Party Beneficiaries; Schedules. This Agreement (including the schedules, documents and the instruments referred to herein) and the Confidentiality Agreement dated August 22, 1995: (a) together constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the benefits conferred by Section 7.04.

         SECTION 11.05 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York without regard to any applicable conflicts of law.

         SECTION 11.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment or delegation in violation of this Section 11.06 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors.

         SECTION 11.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                        Pratt & Lambert United, Inc.

                        By:     /s/ J. J. Castiglia
                                -------------------------------------
                                J. J. Castiglia
                        Title:  President and Chief Executive Officer

                        The Sherwin-Williams Company

                        By:     /s/ Conway G. Ivy
                                -------------------------------------
                                Conway G. Ivy
                        Title:  Vice President - Corporate Planning
                                & Development

                        SWACQ, Inc.

                        By:     /s/ Conway G. Ivy
                                -------------------------------------
                                Conway G. Ivy
                        Title:  Vice President

                                     ANNEX I

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Buyer's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Buyer's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, to pay for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, (iii) the Rights under the Rights Agreement shall have become exercisable, or (iv) at any time on or after the date of the Merger Agreement and at or before the time of payment for such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) pursuant to the Offer, any of the following conditions shall occur:

         (a) (i) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency (A) challenging or seeking to make illegal, impede, materially delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages relating to the transactions contemplated under the Offer and the Merger, (B) seeking to prohibit or materially limit the ownership or operation by Buyer or Merger Subsidiary of all or any material portion of the business or assets of Company or any of its Subsidiaries taken as a whole or to compel Buyer or Merger Subsidiary to dispose of or hold separately all or any material portion of the business or assets of Buyer or Merger Subsidiary or Company or any of its Subsidiaries taken as a whole, or seeking to impose any material limitation on the ability of Buyer or Merger Subsidiary to conduct its business or own such assets, (C) seeking to impose material limitations on the ability of Buyer or Merger Subsidiary effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Merger Subsidiary or Buyer on all matters properly presented to Company's shareholders, (D) seeking to require divestiture by Buyer or Merger Subsidiary of any Shares, or
                  (E) otherwise materially adversely affecting the condition of Company and its Subsidiaries taken as a whole; or (ii) any court shall have entered an order which is in effect and which
                  (A) makes illegal, impedes, materially delays or otherwise directly or indirectly restrains, prohibits or makes materially more costly the Offer or the Merger, (B) prohibits or materially limits the ownership or operation by Buyer or Merger Subsidiary of all or any material portion of the business or assets of Company or any of its Subsidiaries taken as a whole or compels Buyer or Merger Subsidiary to dispose of or hold separately all or any material portion of the business or assets of Buyer or Merger Subsidiary or Company or any of its Subsidiaries taken as a whole, or imposes any material limitation on the ability of Buyer or Merger Subsidiary to conduct its business or own such assets,
                  (C) imposes material limitations on the ability of Buyer or Merger Subsidiary effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Merger Subsidiary or Buyer on all matters properly presented to Company's shareholders, (D) requires divestiture by Buyer or Merger Subsidiary of any Shares, or (E) otherwise materially adversely affects the condition of the Company and its Subsidiaries taken as a whole; provided, however, that in the case of a preliminary injunction to the effect described in this subparagraph (ii), the provisions of this subparagraph
                  (ii) shall not be deemed to have been triggered until the earlier of (y) the date on which such injunction becomes final or (z) Company ceases its efforts to have such preliminary injunction dissolved;

         (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Buyer, Merger Subsidiary, Company or any Subsidiary or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (a) (i) above;

         (c) any change shall have occurred (or any condition, event or development shall have occurred involving a prospective change), that would have a Material Adverse Effect with respect to Company;

         (d) there shall have occurred any of the following which would reasonably be expected to have a Material Adverse Effect with respect to Company (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 20% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor,
                  (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (v) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States;

         (e) the representations and warranties of Company set forth in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date or Company shall have breached or failed to perform or comply with any obligation, agreement or covenant, except in each case, (i) for changes permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, or the performance or compliance with such obligations, agreements or covenants, individually or in the aggregate, would not have a material adverse effect with respect to Company or a Material Adverse Effect on the ability of Buyer to consummate the Offer or the Merger;

         (f) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by Company, Buyer or Merger Subsidiary with or from any governmental or regulatory entity in conjunction with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure would reasonably be expected to have a Material Adverse Effect with respect to Company or would prevent or materially delay consummation of the transactions contemplated by the Merger Agreement;

         (g) the Merger Agreement shall have been terminated in accordance with its terms;

         (h)      (i) any person, entity or "group" (as defined in Section
                  (d)(3) of the Exchange Act), shall have become the beneficial owner (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of at least 20% of any class or series of capital stock of Company (including the Shares), or shall have acquired, directly or indirectly, at least 20% of the assets or earning power of Company other than the signatories to the Stock Option Agreement, or (ii) Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to an Acquisition Proposal or similar business combination other than the transactions contemplated in the Merger Agreement and the Offer; or

         (i) (i) Company's Board of Directors or any Committee thereof shall have withdrawn, or modified or changed in a manner adverse to Buyer or Merger Subsidiary (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger; (ii) Company's Board of Directors or any Committee thereof shall have made any recommendation with respect to any Acquisition Proposal by any Person (other than Buyer or Merger Subsidiary) other than a recommendation rejecting or against such Acquisition Proposal; or (iii) Company shall have received any Acquisition Proposal by any Person (other than Buyer or Merger Subsidiary) and Company's Board of Directors is neutral or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount time (and in no event more than five business days) has elapsed for Company's Board of Directors to review and make a recommendation with respect to such Acquisition Proposal consistent with its fiduciary duties;

         which in the reasonable judgment of Buyer or Merger Subsidiary, in any such case and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                 The foregoing conditions are for the sole benefit of Merger Subsidiary and Buyer and may be waived by Merger Subsidiary in whole or in part at any time and from time to time in the sole discretion of Merger Subsidiary. The failure by Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Merger Subsidiary concerning the events described above will be final and binding on all parties.